Exhibit 6.34

FIRST AMENDMENT TO SECOND LOAN EXTENSION AGREEMENT

This First Amendment to Second Loan Extension Agreement (“Agreement”) is made as of this 11th day of August, 2017, by and between ELIO MOTORS, INC., an Arizona corporation (“Borrower”), and CH CAPITAL LENDING, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

RECITALS

A.          Borrower and Lender entered into a Second Loan Extension Agreement on April 27, 2017 (the “Extension Agreement”), in which Lender agreed to extend the maturity date of certain indebtedness owed to Lender to July 31, 2018, subject to certain specified conditions.

B.          As of the date of this Agreement, Borrower has failed to meet those conditions.

C.          Lender is willing to grant Borrower an extension of time by which to satisfy those conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, Lender and Borrower agree as follows:

1.          Borrower shall have until November 1, 2017 by which to make the payment of $350,000 specified in Paragraph 4(f) of the Extension Agreement, so that Paragraph 4(f) shall be deleted and replaced in its entirety with:

“(f)          Borrower shall pay to Lender one million two hundred fifty thousand dollars ($1,250,000), on or before Tuesday, October 31, 2017, which may include the payment to Lender set forth in Paragraph 4(e) above.  If Borrower fails to timely make the payment due above in this Paragraph 4(f), Borrower shall pay to Lender three hundred fifty thousand dollars ($350,000) on or before Wednesday, November 1, 2017 and thereafter pay to Lender fifty thousand dollars ($50,000) per month, no later than the first day of each month.  The foregoing payments shall be applied to the outstanding principal balance of the Loan pursuant to the terms of the Loan Documents, as amended.”

2.          Except to the extent inconsistent with the terms of this Agreement, the terms of the Extension Agreement remain unchanged.

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IN WITNESS WHEREOF, this Loan Extension Agreement has been duly executed as of the day and year first above written.

BORROWER:	LENDER
ELIO MOTORS, INC.	CH CAPITAL LENDING, LLC
By: HOLDINGS SPE MANAGER, LLC Its: Manager
By: /s/ Paul Elio
Paul Elio, Chief Executive Officer
By: /s/ /Richard H. Klein
Richard H. Klein Chief Financial Officer